Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-105828, 333-111944 and 333-123208) pertaining to the Amended and Restated 1997 Equity Incentive Plan, the Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan, the Amended and Restated 2001 Non-Statutory Plan and the 2003 Employee Stock Purchase Plan of Valentis, Inc., and in the Registration Statements on Form S-3 (File Nos. 333-38092, 333-54066, 333-104022, 333-112821, 333-117523 and 333-126678) and related prospectus of Valentis, Inc., of our report dated September 27, 2006 with respect to the consolidated financial statements of Valentis, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ ERNST & YOUNG LLP
Palo Alto, California
September 27, 2006